Exhibit 3(i).1

                Certificate of Incorporation, as amended, of The
                    CIT Group Securitization Corporation II


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                          CERTIFICATE OF INCORPORATION
                                       OF
                  THE CIT GROUP SECURITIZATION CORPORATION II


     FIRST: The name of the Corporation is The CIT Group Securitization Corporation II (hereinafter referred to as the "Corporation").

     SECOND: The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle 19801. The name of the registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is limited to: (a) issuing and selling one or more series of bonds, pass-through certificates or other securities secured primarily by mortgages, deeds of trust, manufactured housing, recreational vehicle or marine retail installment contracts or any other type of loan agreements (all of the foregoing collectively referred to herein as the "Contracts"), investing in certain Contracts to be purchased with the proceeds of bonds, pass-through certificates or other securities secured by Contracts and taking certain other action with respect thereto, (b) selling interests in Contracts, evidencing such interests with bonds, pass-through certificates or other securities secured by the Contracts, using the proceeds of the sale of such bonds, pass-through certificates or other securities secured by the Contracts, to acquire Contracts, retaining or acquiring an interest (including a subordinated interest) in Contracts acquired and sold, and taking certain other action with respect thereto, and (c) acting as settlor or depositor of trusts or other entities formed to issue bonds, pass-through certificates or other securities secured by Contracts and investing in or selling beneficial interests in the same. The Corporation is not otherwise authorized to trade or deal in securities, or engage in any other activity other than (a) issuing and selling bonds, pass-through certificates or other securities under an indenture, trust agreement, pooling and servicing agreement or other agreement, (b) acting as settlor or depositor of a trust or other entity formed to issue and sell bonds, pass-through certificates or other securities and investing in or selling beneficial interests in the same, (c) acquiring, owning, holding and pledging or selling interests in Contracts, (d) investing cash balances on an interim basis in certain short-term investments and (e) engaging in activities incidental to and necessary to accomplish the foregoing.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 200 shares of no par Common Stock.

     FIFTH:

     (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     (2) In furtherance and not in limitation of the power conferred upon the directors by law, the directors shall, with the approval of 100% of the directors (including the Independent Director, or if there is more than one, all of the Independent Directors), have power to make, adopt, alter, amend and repeal from time to time by-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the directors.


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     (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide. At least one director (the Independent Director, or if there is more than one, all of the Independent Directors) and one executive officer of the Corporation (who may be the same person) will not be a director, officer or employee of any direct or ultimate parent of the Corporation or of any direct or indirect subsidiary of such parent.

     (4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware (the "GCL"), this Certificate of Incorporation and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted. The Corporation's board of directors will duly authorize all of the Corporation's actions.

     (5) The Corporation's assets will not be commingled with those of any direct or ultimate parent of the Corporation or any subsidiary or affiliate thereof.

     (6) The Corporation will maintain separate corporate records and books of account from those of any direct or ultimate Parent of the Corporation or any subsidiary or affiliate thereof.

     (7) The Corporation will maintain and conduct its business from an office separate from that of any direct or ultimate parent, or affiliate, of the Corporation or any subsidiary or affiliate thereof.

     SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     SEVENTH: The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any

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person  seeking  indemnification  under this Article  SEVENTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

     EIGHTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     NINTH: The Corporation shall not, without the affirmative vote of one hundred percent (100%) of the directors (including the Independent Director, or if there is more than one, all of the Independent Directors), institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action.

     TENTH: For so long as the Corporation is able to pay its debts generally as they become due, the Corporation shall not institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or of a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action.

     ELEVENTH: The Corporation will not issue any securities (other than common or preferred stock of the Corporation), nor will it act as settlor or depositor of any trust or other entity which issues securities of any securities, if either such action would result in the downgrading by any nationally recognized statistical rating organization (as defined in Rule 15c3-1 under the Securities Exchange Act of 1934 or any successor Rule) of any outstanding securities of either the Corporation or any trust or other entity of which the Corporation is the settlor or depositor, which securities are then rated by such nationally recognized statistical rating organization.


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     TWELFTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation, provided that, none of Article FIFTH, EIGHTH, NINTH, TENTH or ELEVENTH shall be amended without the affirmative vote of all the directors, including the Independent Director, or if there is more than one, all of the Independent Directors.

     THIRTEENTH: Martin I. Fineberg is the Sole Incorporator and his mailing address is c/o Schulte Roth & Zabel, 900 Third Avenue, New York, New York 10022.


Dated:  June 24, 1994

                         /s/ MARTIN I. FINEBERG
                         ------------------------
                             Martin I. Fineberg
                             c/o Schulte Roth & Zabel
                             900 Third Avenue
                             New York, New York  10022



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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                  THE CIT GROUP SECURITIZATION CORPORATION II

                            -----------------------


     THE CIT GROUP SECURITIZATION CORPORATION II,                a corporation
organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable the certain amendments to the Certificate of Incorporation of said corporation. The resolutions setting forth the proposed amendments are as follows:

          RESOLVED, that the Certificate of Incorporation of The CIT Group Securitization Corporation II be amended by changing the ELEVENTH Article thereof so that, as amended, said Article shall be and shall read in its entirety as follows:

          "ELEVENTH: The Corporation will not issue any securities (other than common stock of the Corporation), nor will it act as settlor or depositor of any trust or other entity which issues securities of any securities, if either such action would result in the downgrading by any nationally recognized statistical rating organization (as defined in Rule 15c3-1 under the Securities Exchange Act of 1934 or any successor Rule) of any outstanding securities of either the Corporation or any trust or other entity of which the Corporation is the settlor or depositor (an "NRSO"), which securities are then rated by such nationally recognized statistical rating organization."


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          RESOLVED, that the Certificate of Incorporation of The CIT Group
     Securitization Corporation II be amended and changing the TWELFTH Article thereof so that, as amended, said Article shall read in its entirety and shall be as follows:

          "TWELFTH: In the event Moody's Investor's Service, Inc.'s (hereinafter referred to as "Moody's") rating of the long-term debt of The CIT Group Holding's, Inc. falls below A-2, one additional Independent Director shall be elected to the Board of Directors of the Corporation."

          RESOLVED, that the Certificate of Incorporation of The CIT Group Securitization Corporation II be amended by adding in its entirety the following Article THIRTEENTH and shall read in its entirety and shall be as follows:

          "THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation, provided that, none of Articles THIRD, FIFTH, EIGHTH, NINTH, TENTH, ELEVENTH or TWELFTH shall be amended without the affirmative vote of all the directors, including the Independent Director, or if there is more than one, all of the Independent Directors. The Corporation shall provide notice to each NRSO of any amendment to any of Articles THIRD, FIFTH, EIGHTH, NINTH, TENTH, ELEVENTH or TWELFTH within a reasonable period of time after the adoption of such amendment."


          SECOND: That thereafter, pursuant to resolution of its Board of Directors, the sole shareholder of said corporation, did consent in lieu of an annual meeting, to the Amendment to the Certificate of Incorporation adopted by the Board of Directors, in accordance with the applicable provisions of Section 228 of the General Corporation Law of the State of Delaware.

          THIRD: That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.


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     IN WITNESS WHEREOF said THE CIT GROUP SECURITIZATION CORPORATION II has caused this Certificate to be signed by Joesph Leone, its Executive Vice President, and attested by Norman H. Rosen, its Secretary, this 15th day of February, 1995.

                    THE CIT GROUP SECURITIZATION CORPORATION II

                    By  /s/ JOSEPH M. LEONE
                        ---------------------
                            Joseph M. Leone
                            Executive Vice President


ATTEST:
By  /s/ NORMAN H. ROSEN
    ---------------------
        Norman H. Rosen
        Secretary


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